Exhibit 99.1

Company Contact:
Jack Glenn
Chief Financial Officer
510-786-6890

Investor Contact:
EVC Group, Inc.
Jenifer Kirtland
415-896-6820

Media Contact:
EVC Group, Inc.
Christopher Gale
646-201-5431

Thermage, Inc. Receives Unsolicited Acquisition Proposal

HAYWARD, August 20, 2008 - Thermage, Inc. (NASDAQ: THRM) announced today that it has received a revised unsolicited, non-binding proposal from a third party for an alternative transaction to Thermage’s pending merger with Reliant Technologies, Inc. The unsolicited, non-binding proposal calls for the acquisition of all of the outstanding shares of Thermage for a price of $5.50 per share in cash or a combination of cash and stock, subject to due diligence and negotiation of a definitive agreement.

The Thermage Board of Directors will consider the unsolicited, non-binding proposal in a manner consistent with its fiduciary duties and in accordance with its obligations under its merger agreement with Reliant. Following its review of the unsolicited, non-binding proposal, Thermage’s board will respond in due course.

The merger agreement with Reliant prohibits Thermage from entering into discussions with a third party concerning an alternative transaction unless the Thermage Board of Directors reasonably determines in good faith that the acquisition proposal constitutes or is reasonably likely to lead to a superior proposal and that the failure to take such action would reasonably be expected to be a breach of its fiduciary duties under Delaware law.

Additional Information and Where You Can Find It

This communication may be deemed to be solicitation material in respect of the proposed transaction between Thermage and Reliant. In connection with the transaction, Thermage filed a registration statement on Form S-4 with the SEC containing a proxy statement/prospectus/ information statement. The proxy statement/prospectus/information statement will be mailed to the stockholders of Thermage and Reliant. Investors and security holders of Thermage and Reliant are urged to read the proxy statement/ prospectus/information statement because it contains important information about Thermage, Reliant and the proposed transaction. The proxy statement/ prospectus/ information statement, and any other documents filed by Thermage with the SEC, may be obtained free of charge at the SEC’s web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by Thermage by contacting Thermage Investor Relations by e-mail at IR@thermage.com or by telephone at (510) 259-7117. Investors and security holders are urged to read the proxy statement/prospectus/information statement and the other relevant materials before making any voting or investment decision with respect to the proposed transaction with Reliant.

Thermage and its respective directors and executive officers may be deemed to be participants in the solicitation of proxies from its stockholders in favor of the proposed transaction with Reliant. Information about the directors and executive officers of Thermage is available in the proxy statement/prospectus/information statement.